Exhibit 99.1

IAC EXTENDS EXPIRATION TIME IN CONNECTION WITH ITS TENDER OFFER
FOR ITS 7% SENIOR NOTES DUE 2013

NEW YORK – August 12, 2008 – IAC (NASDAQ: IACI) announced today, in connection with its previously announced cash tender offer for any and all of its outstanding 7% Senior Notes due 2013 (the “Notes”) (CUSIP Nos. 902984AD5 & 902984AC7 / ISINs US902984AD51, US902984AC78 & USU9033KAA26) and related consent solicitation, that it is extending the Expiration Time (as defined in the Amended and Restated Offer to Purchase and Consent Solicitation Statement dated July 24, 2008 (the “Amended Offer to Purchase”)) from Midnight, New York City time, on Monday, August 11, 2008, to 12:01 a.m., New York City time, on Wednesday, August 20, 2008. Holders who previously have tendered Notes do not need to retender their Notes or take any other action in response to this extension. As of 5:00 p.m., New York City time, on August 11, 2008, Notes with an aggregate principal amount of $456,476,000 had been tendered pursuant to the tender offer.

The tender offer will expire at 12:01 a.m., New York City time, on August 20, 2008, unless further extended or earlier terminated by IAC. The consent solicitation expired at 5:00 p.m., New York City time, on August 4, 2008. The tender offer and consent solicitation are subject to the satisfaction of certain conditions, as described in the Amended Offer to Purchase. Except for the extension of the Expiration Time described above, the complete terms and conditions of the tender offer and consent solicitation are described in the Amended Offer to Purchase and related Amended and Restated Letter of Transmittal and Consent.

IAC has retained Morgan Stanley & Co., Incorporated to act as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1941 (collect) (Attn: Liability Management). Requests for documentation may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer and consent solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Amended Offer to Purchase that IAC has distributed to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Important Information

The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties. Additionally, IAC is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About IAC

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contacts

IAC Investor Relations: Eoin Ryan (212) 314-7400	IAC Corporate Communications: Stacy Simpson/ Leslie Cafferty (212) 314-7470/ 7326